Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 14, 2011 relating to the consolidated financial statements of Monsanto Company and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s prospective adoption of new accounting guidance related to variable interest entities effective September 1, 2010, and the Company’s retrospective adoption of new accounting guidance related to noncontrolling interests and the computation of earnings per share), and our report relating to the effectiveness of Monsanto Company’s internal control over financial reporting dated November 14, 2011 (which report expresses an adverse opinion on the effectiveness of Monsanto Company’s internal control over financial reporting because of a material weakness), each appearing in the Form 10-K/A dated December 1, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri

June 29, 2012